Exhibit 15.4

CHINA COMMERCIAL LAW FIRM

Exchange: +86 755 8302 55555

Fax: +86 755 8302 5058 P.C/518048

https://www.huashanglawyer.com

Address: 21-26/F, Hong Kong China Travel Service Building, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

Date: August 14, 2026

Ming Shing Group Holdings Limited

Office Unit B8,27/F,NCB Innovation Centre,No.888 Lai Chi Kok Road,Kowloon,

Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on Ming Shing Group Holdings Limited (the “Company”)

1.	We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan). We are acting as the PRC counsel to the Company in connection with the Company’s annual report on Form 20-F, including all amendments or supplements thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

2.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ China Commercial Law Firm

China Commercial Law Firm

/s/ Hongxuan XIAO

Ms. Hongxuan Xiao, Partner

On behalf of China Commercial Law Firm